UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 4, 2021

OncoCyte Corporation

(Exact name of registrant as specified in its charter)

California	001-37648	27-1041563
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 Cushing

Irvine, California 92618

(Address of principal executive offices)

(949) 409-7600

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	OCX	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2021, OncoCyte Corporation (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) with Piper Sandler & Co., as representative of the underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters in an underwritten public offering (the “Offering”) an aggregate of 7,780,000 shares (the “Shares”) of common stock, no par value per share, of the Company (the “Common Stock”). Each share of Common Stock is being offered and sold to the public for a public offering price of $4.50 per share, before underwriting discounts and commissions. Under the terms of the Purchase Agreement, the Company also granted to the Underwriters an option, exercisable in whole or in part at any time for a period of 30 days from the date of the Purchase Agreement, to purchase up to an additional 1,167,000 shares of Common Stock to cover over-allotments, if any.

The Company intends to use the aggregate net proceeds of the offering to acquire Chronix Biomedical, Inc. (“Chronix”), including the payment of $2.675 million upon closing of the merger and payment of other obligations of Chronix after the merger is consummated, and we may also use net proceeds to make certain future milestone payments to former Chronix shareholders that may become payable as additional merger consideration under the Chronix Merger Agreement. The Company will also use net proceeds to pay all or a portion of the $10 million cash portion of the purchase price for the shares of Razor Genomics, Inc. common stock, and may also use net proceeds to pay all or a portion of the $6 million of additional merger consideration that may become payable to former shareholders of Insight Genetics, Inc. if the applicable milestones requiring such payments are met. The Company may also use the net proceeds of the offering for general corporate and working capital purposes. The Company will receive gross proceeds of $35,010,000, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Offering is expected to close on or about February 9, 2021, subject to the satisfaction of customary closing conditions.

The Purchase Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Purchase Agreement, certain officers and directors of the Company have entered into “lock-up” agreements, subject to certain exceptions, with the Underwriters that generally prohibit the sale, transfer, or other disposition of securities of the Company for a period of 90 days from the date of the Purchase Agreement.

The Offering was made pursuant to the Company’s effective “shelf” registration statement on Form S-3 and an accompanying prospectus (Registration Nos. 333-231980 and 333-252765) filed with the Securities and Exchange Commission (the “SEC”) on June 6, 2019 and declared effective by the SEC on June 18, 2019, as supplemented by prospectus supplement filed with the SEC on February 4, 2021.

A copy of the Purchase Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the material terms of the Purchase Agreement and the warrants does not purport to be complete and is qualified in its entirety by reference to such exhibits, which are incorporated by reference. A copy of the legal opinion of Ellenoff Grossman & Schole LLP relating to the legality of the issuance and sale of the Shares being sold in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors or the public to obtain factual information about the current state of affairs of the parties to that document. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC, including the Prospectus Supplements.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this report. The Company does not intend to revise or update any forward-looking statement in this report to reflect events or circumstances arising after the date hereof, except as may be required by law.

Item 8.01. Other Events.

On February 5, 2021, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
1.1	Purchase Agreement, dated February 4, 2021, between OncoCyte Corporation and Piper Sandler & Co., as representative of the underwriters named therein.
5.1	Opinion of Ellenoff Grossman & Schole LLP.
99.1	Press release, dated February 5, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: February 5, 2021	By:	/s/ Mitchell Levine
Mitchell Levine
Chief Financial Officer